Exhibit 99.1

For More Information, Contact:

Jim Fickenscher Chief Financial Officer	Felicia Vonella
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 843-0210
jfickenscher@auxilium.com	fvonella@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Second Quarter 2005 Financial Results

Testim® Net Revenues for the Second Quarter Up 49% from Year Ago Period

Malvern, PA (August 9, 2005) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company that develops and markets products for urologic and sexual health, today reported financial results for the quarter ended June 30, 2005. For the second quarter of 2005, Testim® net revenues totaled $9.8 million, compared to $6.6 million for the year-ago quarter, an increase of 49%. For the first six months of 2005, Testim net revenues totaled $18.6 million, a 52% increase over the $12.3 million reported for the first half of 2004.

“We are happy with the continued growth in Testim® prescriptions, and we believe the roll-out of the Oscient co-promotion agreement is off to an enthusiastic start, in line with our expectations,” stated Ms. Gerri Henwood, Chief Executive Officer. “The support of the Company by institutional investors, both insiders and new shareholders, in the recently completed private placement which raised $40.4 million was very gratifying.”

Second Quarter 2005 Highlights:

•	Testim quarterly net revenues reached $9.8 million and increased 49% over levels recorded at this time in 2004 and 12% over levels in the preceding quarter. Testim’s market share continued to increase and in June 2005 was 13.0% of total prescriptions for testosterone gels and 13.9% of new prescriptions for testosterone gels.

•	On June 30, 2005, the Company completed a $40.4 million private placement, in which the Company issued approximately 8.2 million shares of common stock and warrants to purchase an additional 2.1 million shares of common stock. After paying placement agent fees and expenses, the Company received approximately $39.0 million of net proceeds. Approximately 43% of the placement was made to existing shareholders and their affiliates, and the remaining amounts were sold to new institutional investors.

•	In April 2005, Auxilium announced that it had signed a co-promotion agreement with Oscient Pharmaceuticals Corp. (NASDAQ:OSCI) to promote Auxilium’s product, Testim 1% testosterone gel, for the treatment of hypogonadism in the U.S. Oscient is promoting Testim to primary care physicians using its 250-person sales force. Auxilium continues to promote Testim using its specialty sales force that calls on urologists, endocrinologists and select primary care physicians. During May 2005, Oscient sales force representatives were trained and began field deployment, and by June were fully engaged.

•	The initial Phase I study of our overactive bladder transmucosal film product candidate was completed in June 2005 and recent Pharmacokinetic results confirmed that oxybutinin can be delivered through our licensed transmucosal film delivery system. We expect to further refine the dosage form before proceeding to Phase II.

•	Auxilium’s management team was strengthened by the addition of Jim Fickenscher as Chief Financial Officer and Charles Laudadio, MD, MBA as Sr. V.P. of Clinical Development. Mr. Fickenscher joined us from Aventis Behring L.L.C., a wholly owned subsidiary of Aventis SA (currently Sanofi Aventis), where he most recently served as Chief Financial Officer. Dr. Laudadio, who trained in urology, joined us from Johnson & Johnson where he was most recently Director of Medical Affairs, providing support to the Ortho Urology Division.

Events Since Quarter’s Close

•	As announced on August 1, 2005, our Phase II proof-of-principle study for our testosterone replacement transmucosal film product showed that the transmucosal film can produce increased serum testosterone levels in hypogonadal men, it was well tolerated and the dosage form was rated desirable or acceptable by 97% of patients in the study.

•	As announced on August 2, 2005, Auxilium signed an agreement with Cobra Biologics Ltd. for the process development, scale up and manufacture of our AA4500 product candidate for Peyronie’s and Dupuytren’s Diseases.

Second Quarter Financial Detail

For the quarter ended June 30, 2005, Auxilium reported a net loss applicable to common stockholders of $(8.6) million, compared to a net loss applicable to common stockholders of $(8.1) million for the comparable period in 2004. The basic and diluted net loss per common share was $(0.41) in the second quarter 2005, compared with $(8.56) in the second quarter of 2004. Pro forma basic and diluted net loss per common share was

$(0.53) for the quarter ended June 30, 2004. This pro forma amount assumes conversion of Auxilium’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2004, even though the actual conversion did not take place until the closing of Auxilium’s initial public offering on July 28, 2004.

Gross margin on net sales was 68.0% for the quarter ended June 30, 2005 compared to 69.8% for the quarter ended June 30, 2004. Gross margin reflects the cost of products sold and royalty payments made to licensors on sales of Testim. Gross margin on U.S. product revenue in the second quarter 2005 was 68.5%. Cost of sales for the quarter ended June 30, 2004 would have been $0.1 million higher had purchases of a key raw material not been written-off as a research and development expense in 2002. Gross margin would have been 67.8% for the quarter ended June 30, 2004, if this key raw material had not been written-off in 2002.

Research & development costs for the quarter ended June 30, 2005 were $4.3 million compared with $4.8 million in the comparable year-ago period. The Company incurred no milestone or license fees to third parties in the second quarter of 2005, versus a $2.5 million expense in the second quarter of last year related to our AA4500 product candidate. Offsetting this decline in licensing fees was an increase in spending on various product candidates, particularly manufacturing scale up for AA4500, ongoing spend related to transmucosal film technology development and Testim phase IV clinical studies.

Selling, general & administrative expenses totaled $11.0 million for the quarter ended June 30, 2005 compared with $7.5 million for the year-ago quarter. The increase in selling, general & administrative expenses versus the comparable period of 2004 was primarily due to selling and marketing expenses increasing as a result of an increase in our sales force compared to the 2004 period and higher marketing costs associated with our co-promote agreement with Oscient. General & administrative costs also increased versus the year ago period primarily as a result of moving to our new headquarters, severance and recruiting costs and the balance of the costs of the previously disclosed internal investigation.

As part of the June 30, 2005 private placement the Company recorded a liability for the fair value of the 2.1 million warrants to purchase common stock equal to $6.2 million, which was calculated using a Black-Scholes valuation model. In future reporting periods the Company will be required to recalculate the fair value of this liability, and to the extent that the liability increases or decreases, the Company will recognize income or expense equal to the amount of the change under the caption other income (expense), net. It is possible that the value of the liability may fluctuate significantly in the future.

Other income (expense), net was $(0.2) million for the quarter ended June 30, 2005. There was no comparable expense for the quarter ended June 30, 2004. This expense relates to a portion of the $1.4 million in placement agent fees and transaction costs associated with the June 30, 2005 private placement which were allocated to the value of the warrants.

At June 30, 2005, Auxilium had $67.6 million in cash, cash equivalents and short-term investments compared to $40.1 million at March 31, 2005. This amount includes the $39.0 million net proceeds of the private placement that took place on June 30, 2005.

Year-to-Date June 30, 2005 Financial Detail

For the six months ended June 30, 2005, Auxilium reported a net loss applicable to common stockholders of $(20.1) million, compared to a net loss applicable to common stockholders of $(14.6) million for the comparable period in 2004. The basic and diluted net loss per common share was $(0.97) in the six months ended June 30, 2005, compared with $(15.64) in the first six months of 2004. Pro forma basic and diluted net loss per common share was $(0.95) for the six months ended June 30, 2004. This pro forma amount assumes conversion of Auxilium’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2004, even though the actual conversion did not take place until the closing of Auxilium’s initial public offering on July 28, 2004.

Gross margin on net sales was 67.9% for the six months ended June 30, 2005 compared to 69.1% for the six months ended June 30, 2004. Gross margin reflects the cost of products sold and royalty payments made to licensors on sales of Testim. Gross margin on US product revenue for the six months ended June 30, 2005 was 69.2%. Cost of sales for the six months ended June 30, 2004 would have been $0.2 million higher had purchases of a key raw material not been written-off as a research and development expense in 2002. Gross margin would have been 67.1% for the six months ended June 30, 2004, if this key raw material had not been written-off in 2002.

Research & development costs for the six months ended June 30, 2005 were $13.3 million compared with $7.2 million in the comparable year-ago period. The increase in research & development costs primarily related to manufacturing scale up work for AA4500 and our transmucosal film technology, payments to BioSpecifics Technologies Corp. and Pharmaform for milestones and technology licensed in and treated as research & development plus increased costs associated with clinical development of various product candidates and Testim phase IV studies.

Selling, general & administrative expenses totaled $19.7 million for the six months ended June 30, 2005 compared with $15.0 million for the year-ago period. The increase in selling, general & administrative expenses versus the comparable period of 2004 was primarily due to increases in selling and marketing expenses as a result of an increase in our sales force and marketing teams compared to the 2004 period and higher marketing costs associated with our co-promote agreement with Oscient. General & administrative costs also increased versus the year ago period primarily as a result of moving to our new headquarters, severance and recruiting costs and the costs of the previously disclosed internal investigation.

Second Quarter 2005 Conference Call

Auxilium will hold a conference call to discuss second quarter 2005 results today, August 9, at 10:00 a.m. ET. The conference call will be simultaneously web cast on the Company’s web site and archived for future review.

You may access the conference call as follows:

Dial-in (U.S.):	877-704-5385
Dial-in (International):	913-312-1309
Webcast:	http://www.auxilium.com

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on urology and sexual health. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 120 person sales and marketing team. Auxilium is developing two products in Phase II, one for treatment of Peyronie’s Disease and Dupuytren’s Disease, and the second for testosterone replacement using our licensed transmucosal film delivery system. The Company has a product in Phase I of development for the treatment of overactive bladder using our licensed transmucosal film delivery system. The Company is evaluating formulations for pain product candidates using our transmucosal film delivery system, products for androgen replacement and other products for urologic and sexual health. For additional information, visit www.auxilium.com.

Safe Harbor Statement

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the development of Testim, products in development for treatment of Peyronie’s and Dupuytren’s Diseases and for testosterone replacement and overactive bladder using a transmucosal film delivery system, pain product candidates using a transmucosal film delivery system, products for androgen replacement and other products for urology and sexual health; the factors that may drive future Testim prescription, sales and market growth; the roll-out of the Oscient co-promotion agreement; institutional investor support of the Company; and the interpretation of clinical results. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 under the heading “Factors That May Affect Our Future Results”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations – SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

-Tables to Follow-

AUXILIUM PHARMACUETICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenues	$9,839	$6,619	$18,636	$12,253

Operating expenses:
Cost of goods sold	3,149	1,996	5,977	3,785
Research and development	4,250	4,814	13,327	7,184
Selling, general, and administrative	11,049	7,530	19,713	14,952

	18,448	14,340	39,017	25,921

Loss from operations	(8,609)	(7,721)	(20,381)	(13,668)
Interest income (expense), net	236	1	456	(462)
Other income (expense), net	(216)	—	(216)	—

Net loss	(8,589)	(7,720)	(20,141)	(14,130)
Accretion of redeemable convertible preferred stock	—	(169)	—	(338)
Deemed dividends to warrant holders	—	(173)	—	(173)

Net loss applicable to common stockholders	$(8,589)	$(8,062)	$(20,141)	$(14,641)

Basic and diluted net loss per common share	$(0.41)	$(8.56)	$(0.97)	$(15.64)

Weighted average common shares outstanding	20,751,489	942,131	20,659,183	936,019

	June 30, 2005	December 31, 2004
	(In thousands)
	(Unaudited)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$57,787	$32,707
Short term investments	9,850	14,100
Working capital	62,495	42,028
Total assets	85,186	61,040
Other long-term liabilities	10,486	8,823
Financing-related liability	6,161	—
Total stockholders’ equity	50,012	36,244

AUXILIUM PHARMACUETICALS, INC.

Reconciliation of Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and

Diluted Net Loss Per Common Share

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30, 2004
	As Reported	Pro Forma Adjustments (1)	Pro Forma
Numerator:
Net loss	$(7,720)	$—	$(7,720)
Accretion of redeemable convertible preferred stock	(169)	169	—
Deemed dividends to warrant holders	(173)	—	(173)

Net loss applicable to common stockholders	(8,062)	169	(7,893)

Denominator:
Weighted-average common shares outstanding	942,131	14,058,482	15,000,613
Weighted-average unvested common shares subject to repurchase	—	—	—

Shares used in calculating net loss applicable to common stockholders per share	942,131	14,058,482	15,000,613

Basic and diluted net loss per common share	$(8.56)	$8.03	$(0.53)

	Six Months Ended June 30, 2004
	As Reported	Pro Forma Adjustments (1)	Pro Forma
Numerator:
Net loss	$(14,130)	$—	$(14,130)
Accretion of redeemable convertible preferred stock	(338)	338	—
Deemed dividends to warrant holders	(173)	—	(173)

Net loss applicable to common stockholders	(14,641)	338	(14,303)

Denominator:
Weighted-average common shares outstanding	938,608	14,058,482	14,997,090
Weighted-average unvested common shares subject to repurchase	(2,589)	—	(2,589)

Shares used in calculating net loss applicable to common stockholders per share	936,019	14,058,482	14,994,501

Basic and diluted net loss per common share	$(15.64)	$14.69	$(0.95)